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                                                                    Exhibit 99.3

Metricom Reduces Workforce


San Jose, Calif. - March 15, 2001 - Metricom, Inc. (NASDAQ: MCOM), a leading high-speed wireless data company, today announced the reduction of its workforce by 179 of 800 employees nationwide. This move falls in line with the Company's efforts to match operating expense with revenue growth.

"This reduction is a difficult but essential component of the operating discipline necessary to deliver on the opportunity of our high-speed wireless technology," stated Ralph C. Derrickson, Metricom's interim Chief Executive Officer. "We remain confident that our technology enjoys a competitive speed and cost advantage that we have yet to exploit."

The company also announced the resignations of Robert Mott, Senior Vice President of Engineering and Manufacturing, and James Wall, Chief Financial Officer. The CFO role will be filled by David J. Pangburn, Metricom's long-standing Corporate Controller.

About Metricom

Metricom, Inc. is a leading high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners. Statements made in this press release that are not historical facts, including those related to future market conditions, future competitors, future partners, market rollouts and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of market size, partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward looking statements are subject to the successful completion of the actions described in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release.


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